Delek US Holdings Reports Fourth Quarter and Full-Year 2013

•	El Dorado turnaround completed; Light crude capability increased

•	Declares $0.15 regular quarterly dividend

BRENTWOOD, Tenn., February 26, 2014 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK) (“Delek US”), a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced financial results for the fourth quarter and full-year 2013.

For the three months ended December 31, 2013, Delek US reported a fourth quarter net loss of $(4.7) million, or $(0.08) per basic share, versus net income of $64.3 million, or $1.06 per diluted share, in the fourth quarter 2012.

For the fourth quarter 2013, the decrease in earnings compared to the prior year period is primarily attributable to the refining segment. This segment faced less favorable market conditions as the benchmark Gulf Coast 5-3-2 crack spread declined year-over-year. Also, results were negatively impacted by approximately $6.8 million after tax of special items that consisted primarily of additional general and administrative expenses and turnaround related activity. For the fourth quarter 2013, the company incurred a higher income tax expense, which resulted in an annual effective tax rate of approximately 37.6%, when adjusted for minority interest.

For the full year 2013, Delek US reported net income of $117.7 million, or $1.96 per diluted share, versus net income of $272.8 million, or $4.57 per diluted share in 2012.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "We faced a range of market conditions during 2013, from a strong first half of the year to a much more challenging second half. While markets have continued to change, our focus has remained on the execution of our strategy to increase flexibility as well as the continued growth of our company. As a result of this focus, we achieved record annual crude throughput at the Tyler refinery, unlocked additional value in and expanded our logistics assets, while returning a record amount of cash to our shareholders through increased dividends and share repurchases. During the fourth quarter, we completed a planned partial turnaround at our Tyler refinery, opened four large format stores and acquired a terminal in our logistics segment."

As of December 31, 2013, Delek US had a cash balance of $400.0 million and total debt of $410.3 million, resulting in net debt of $10.3 million. This compares to $59.2 million of net cash at September 30, 2013. As of December 31, 2013, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $0.9 million and $164.8 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had $399.1 million in cash and $245.5 million of debt, or $153.6 million net cash position.

Capital Project Update

El Dorado Refinery
The El Dorado turnaround was completed during February 2014. In addition, the pre-flash tower project to increase light crude capability by 10,000 barrels per day was completed, along with the replacement of the fluid catalytic cracking reactor with state of the art technology. These projects are expected to improve operating efficiencies and crude flexibility at this refinery, allowing it to operate at a crude throughput of

80,000 barrels per day using either a light crude or heavier medium sour crude slate, depending on refined product and crude oil pricing.

Tyler Refinery
In December 2013, planned turnaround work was done on some units including the diesel hydrotreater and coker. This work was completed during a two week period and reduced crude throughput and production of light products, particularly ULSD. The final portion of Tyler's planned turnaround will be completed during the first quarter 2015.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on March 11, 2014 will receive this cash dividend payable on March 25, 2014.

Yemin concluded, "We have started 2014 with steps that should create additional growth and value for the company. So far this year, the completion of the El Dorado turnaround increased the refinery's light crude capability and the recent El Dorado drop down to Delek Logistics further unlocked the value of our logistics assets. As we move forward, we remain focused on investing in our business and returning value to our shareholders."

Refining Segment

Refining segment contribution margin was $45.8 million in the fourth quarter 2013, compared to $149.7 million in the fourth quarter 2012. Contribution margin at the El Dorado refinery was $20.5 million in the fourth quarter 2013 compared to a contribution margin of $54.9 million in fourth quarter 2012. Contribution margin at Tyler was $23.6 million in the fourth quarter 2013 compared to $95.3 million in the same prior year period.

Performance in the refining segment was lower on a year-over-year basis due to several factors. The fourth quarter 2013 benchmark Gulf Coast 5-3-2 crack spread averaged $13.11 per barrel compared with a 5-3-2 crack spread of $26.71 during fourth quarter 2012. In addition, the crude oil futures market was backwardated during the fourth quarter 2013, compared to a market that was in contango during the fourth quarter 2012, further increasing the average crude oil price on a year-over-year basis at the refineries. Finally, WTI Midland crude discount to WTI Cushing, which averaged $2.32 per barrel in fourth quarter 2013 compared to an average of $3.55 per barrel in the prior-year-period, was also a contributing factor to lower refining margins. Since the end of the fourth quarter 2013, this differential has widened during the first quarter to approximately $3.36 per barrel on average, which reduces the cost on 87,000 barrels per day of crude received from Midland in the refining system.

Tyler, Texas Refinery

Total throughput at the Tyler refinery was 58,531 barrels per day in the fourth quarter 2013, versus 66,581 barrels per day in the fourth quarter 2012. Total sales volumes were 59,693 barrels per day in the fourth quarter 2013, compared to 67,617 barrels per day in the fourth quarter 2012. Throughput and sales volumes were reduced on a year-over-year basis during the fourth quarter 2013, primarily as a result of planned turnaround work completed on several units in December 2013.

Direct operating expense was $26.6 million, or $4.85 per barrel sold, in the fourth quarter 2013, versus $26.4 million, or $4.25 per barrel sold, in the fourth quarter 2012. This increase per barrel was primarily due to lower throughputs associated with planned turnaround work during December 2013.

Tyler refining margin was $9.15 per barrel sold in the fourth quarter 2013, compared to $19.57 per barrel sold for the same quarter last year. This decrease was primarily due to less favorable market conditions and the factors discussed above.

El Dorado, Arkansas Refinery

Total throughput at the El Dorado refinery was 73,497 barrels per day in the fourth quarter 2013 compared to 74,765 barrels per day in the fourth quarter 2012. Net barrels sold, which exclude buy/sell activity, was 70,000 barrels per day in the fourth quarter 2013 compared to 70,133 barrels per day in the fourth quarter 2012. On a sequential basis, sales volume declined from 79,804 barrels per day in the third quarter 2013 primarily due to preparation for the January 2014 turnaround as light product inventory was increased to meet expected product demand during the turnaround period.

The El Dorado refinery operated at 64,837 barrels per day of crude throughput during the quarter compared to 63,199 barrels per day in the fourth quarter 2012. The refinery processed approximately 1,477 barrels per day of intermediate products from Tyler during the fourth quarter 2013. In addition, approximately 8,100 barrels per day of crude supplied by rail, including 2,900 barrels per day of heavy Canadian, were purchased during the fourth quarter 2013.

Direct operating expense was $28.6 million, or $4.45 per net barrel sold in the fourth quarter 2013, compared to $27.7 million, or $4.30 per net barrel sold, during the fourth quarter of 2012. This increase was primarily due to outside services.

El Dorado refining margin was $7.62 per net barrel sold in the fourth quarter 2013, compared to $12.80 per net barrel sold during the fourth quarter of 2012. This decrease was due to market conditions and other factors discussed above.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. While the logistics segment results include 100 percent of the performance of Delek Logistics, adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the fourth quarter 2013 was $18.6 million. Year-over-year results benefited from a combination of higher volumes in the Lion pipeline and SALA gathering systems, the sale of renewable identification numbers (RINs) related to blending ethanol, a full quarter of contribution from contracts associated with services provided to Delek US' refineries and fees generated from the Paline pipeline. The segment’s results also benefited from Delek Logistics’ acquisition of the product terminal and substantially all of the storage tanks at the Tyler, Texas refinery from a subsidiary of Delek US in July 2013.

On February 10, 2014, Delek US completed a drop down of logistics assets to Delek Logistics with the sale of certain storage tanks and the products terminal located at the El Dorado refinery for $95.9 million in cash.

Retail Segment

Retail segment contribution margin was $7.1 million in the fourth quarter 2013. This compares with fourth quarter 2012 results of $8.7 million. Higher fuel margins were offset by lower merchandising margins and higher operating costs on a year-over-year basis. Merchandising margin decreased to 28.0% in fourth quarter 2013, compared to 29.6% in the same prior year period. Fuel margin increased to 14.2 cents per gallon in the fourth quarter 2013 from 13.8 cents per gallon in the prior year period. Operating expenses were $33.6 million compared to $32.0 million in the fourth quarter 2012.

At the conclusion of the fourth quarter 2013, the retail segment operated 361 locations, versus 373 locations at the end of the fourth quarter 2012. Ten new large-format stores were opened during 2013 including four during the fourth quarter. An additional 10 to 15 large-format stores are expected to be opened during 2014.

Fourth Quarter and Full-Year 2013 Results | Conference Call Information

The Company will hold a conference call to discuss its fourth quarter and full-year 2013 results on February 27, 2014 at 10:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 27, 2014 by dialing (855) 859-2056, passcode 44428260. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter earnings conference call held on February 26, 2014 and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 361 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
	(In millions, except share and per share data)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$400.0	$601.7
Accounts receivable	250.5	256.6
Inventory	672.3	477.6
Other current assets	87.7	23.8
Total current assets	1,410.5	1,359.7
Property, plant and equipment:
Property, plant and equipment	1,683.7	1,456.2
Less: accumulated depreciation	(405.2)	(332.0)
Property, plant and equipment, net	1,278.5	1,124.2
Goodwill	72.7	72.7
Other intangibles, net	13.3	16.7
Other non-current assets	59.4	50.4
Total assets	$2,834.4	$2,623.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$602.0	$568.8
Current portion of long-term debt and capital lease obligations	33.7	52.2
Obligation under Supply and Offtake Agreement	331.0	285.2
Accrued expenses and other current liabilities	114.1	92.9
Total current liabilities	1,080.8	999.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	376.6	310.0
Environmental liabilities, net of current portion	9.2	10.4
Asset retirement obligations	8.5	8.3
Deferred tax liabilities	220.0	183.2
Other non-current liabilities	18.9	34.7
Total non-current liabilities	633.2	546.6
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,229,107 shares and 59,619,548 shares issued and outstanding at December 31, 2013 and 2012, respectively	0.6	0.6
Additional paid-in capital	384.5	366.9
Accumulated other comprehensive income	(4.0)	0.4
Treasury stock, 1,000,000 shares, at cost	(37.9)	—
Retained earnings	591.8	531.4
Non-controlling interest in subsidiaries	185.4	178.7
Total stockholders’ equity	1,120.4	1,078.0
Total liabilities and stockholders’ equity	$2,834.4	$2,623.7

Delek US Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,

	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,937.7	$2,184.5	$8,706.8	$8,726.7
Operating costs and expenses:
Cost of goods sold	1,769.0	1,923.4	7,872.1	7,704.4
Operating expenses	96.1	96.0	386.7	363.3
General and administrative expenses	32.8	28.8	120.5	103.5
Depreciation and amortization	25.6	21.3	89.8	82.5
Other operating (income) expense, net	1.6	—	—	(0.1)
Total operating costs and expenses	1,925.1	2,069.5	8,469.1	8,253.6
Operating income	12.6	115.0	237.7	473.1
Interest expense	9.7	9.8	37.7	45.7
Interest income	—	(0.1)	(0.3)	(0.2)
Other income, net	0.5	—	(6.3)	—
Total non-operating expenses, net	10.2	9.7	31.1	45.5
Income from continuing operations before income taxes	2.4	105.3	206.6	427.6
Income tax expense	2.8	37.8	70.9	151.6
Net (loss) income	(0.4)	67.5	135.7	276.0
Net income attributed to non-controlling interest	4.3	3.2	18.0	3.2
Net (loss) income attributable to Delek	$(4.7)	$64.3	$117.7	$272.8
Basic (loss) earnings per share	$(0.08)	$1.08	$1.99	$4.65
Diluted (loss)earnings per share	$(0.08)	$1.06	$1.96	$4.57
Weighted average common shares outstanding:
Basic	59,161,947	59,529,771	59,186,921	58,719,968
Diluted	59,769,744	60,424,529	60,047,138	59,644,798
Dividends declared per common share outstanding	$0.2500	$0.2000	$0.9500	$0.6025

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2013	2012
Cash Flow Data	(Unaudited)
Cash flows provided by operating activities:	$102.7	$462.9
Cash flows used in investing activities:	(244.4)	(159.2)
Cash flows (used in) provided by financing activities:	(60.0)	72.1
Net (decrease) increase in cash and cash equivalents	$(201.7)	$375.8

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,349.4	$444.6	$198.6	$(54.9)	$1,937.7
Intercompany fees and sales	56.8	—	24.5	(81.3)	—
Operating costs and expenses:
Cost of goods sold	1,303.7	403.9	197.3	(135.9)	1,769.0
Operating expenses	56.7	33.6	7.2	(1.4)	96.1
Segment contribution margin	$45.8	$7.1	$18.6	$1.1	$72.6
General and administrative expenses					32.8
Depreciation and amortization					25.6
Other operating expense					1.6
Operating income					$12.6
Total assets	$1,907.4	$449.0	$274.8	$203.2	$2,834.4
Capital spending (excluding business combinations)	$75.5	$16.3	$1.8	$11.4	$105.0

	Three Months Ended December 31, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,530.8	$450.5	$202.6	$0.6	$2,184.5
Intercompany fees and sales	42.1	—	13.4	(55.5)	—
Operating costs and expenses:
Cost of goods sold	1,368.5	409.8	196.7	(51.6)	1,923.4
Operating expenses	54.7	32.0	9.8	(0.5)	96.0
Segment contribution margin	$149.7	$8.7	$9.5	$(2.8)	$165.1
General and administrative expenses					28.8
Depreciation and amortization					21.3
Other operating expense					—
Operating income					$115.0
Total assets	$1,835.8	$425.6	$283.3	$79.0	$2,623.7
Capital spending (excluding business combinations)	$16.2	$11.5	$9.9	$14.2	$51.8

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$6,059.6	$1,871.4	$829.8	$(54.0)	$8,706.8
Intercompany fees and sales	376.2	—	77.6	(453.8)	—
Operating costs and expenses:
Cost of goods sold	5,852.6	1,691.3	811.3	(483.1)	7,872.1
Operating expenses	227.7	132.5	30.3	(3.8)	386.7
Segment contribution margin	$355.5	$47.6	$65.8	$(20.9)	$448.0
General and administrative expenses					120.5
Depreciation and amortization					89.8
Other operating expense					—
Operating income					$237.7
Capital spending (excluding business combinations)	$144.3	$37.9	$5.1	$35.0	$222.3

	Year Ended December 31, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$6,070.8	$1,877.8	$775.9	$2.2	$8,726.7
Intercompany fees and sales	170.1	—	42.6	(212.7)	—
Operating costs and expenses:
Cost of goods sold	5,441.1	1,704.6	757.9	(199.2)	7,704.4
Operating expenses	206.7	128.0	30.4	(1.8)	363.3
Segment contribution margin	$593.1	$45.2	$30.2	$(9.5)	$659.0
General and administrative expenses					103.5
Depreciation and amortization					82.5
Other operating income					(0.1)
Operating income					$473.1
Capital spending (excluding business combinations)	$65.9	$29.1	$10.5	$26.5	$132.0

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	92	92	365	366
Total sales volume (average barrels per day)(1)	59,693	67,617	63,696	61,412
Products manufactured (average barrels per day):
Gasoline	31,035	38,533	33,791	33,045
Diesel/Jet	23,276	22,913	24,374	21,883
Petrochemicals, LPG, NGLs	1,567	1,810	2,292	2,268
Other	1,725	2,018	1,847	1,989
Total production	57,603	65,274	62,304	59,185
Throughput (average barrels per day):
Crude oil	55,624	59,941	58,327	56,426
Other feedstocks	2,907	6,640	4,970	3,450
Total throughput	58,531	66,581	63,297	59,876
Per barrel of sales:
Tyler refining margin	$9.15	$19.57	$14.04	$20.39
Direct operating expenses	$4.85	$4.25	$4.61	$4.71

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
El Dorado Refinery	(Unaudited)		(Unaudited)
Days operated in period	92	92	365	366
Total sales volume (average barrels per day)(2)	70,000	70,133	74,180	73,709
Products manufactured (average barrels per day):
Gasoline	37,587	38,368	34,908	33,411
Diesel	27,980	25,172	27,097	27,163
Petrochemicals, LPG, NGLs	458	1,377	997	1,318
Asphalt	6,361	7,388	7,691	6,897
Other	942	844	949	2,583
Total production	73,328	73,149	71,642	71,372
Throughput (average barrels per day):
Crude oil	64,837	63,199	65,887	65,375
Other feedstocks	8,660	11,566	6,872	7,797
Total throughput	73,497	74,765	72,759	73,172
Per barrel of sales:
El Dorado refining margin	$7.62	$12.80	$8.97	$12.56
Direct operating expenses	$4.45	$4.30	$4.26	$3.73
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$97.55	$88.18	$98.04	$94.19
US Gulf Coast 5-3-2 crack spread (per barrel)	$13.11	$26.71	$17.93	$26.50
US Gulf Coast Unleaded Gasoline (per gallon)	$2.47	$2.57	$2.69	$2.80
Ultra low sulfur diesel (per gallon)	$2.92	$3.04	$2.97	$3.05
Natural gas (per MMBTU)	$3.85	$3.39	$3.73	$2.75

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	44,096	43,164	46,515	46,027
Refined products pipelines to Enterprise Systems	55,637	47,382	49,694	45,220
SALA Gathering System	21,904	21,679	22,152	20,747
East Texas Crude Logistics System	7,410	57,761	19,896	55,068

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	55,279	61,317	58,773	57,574
West Texas marketing throughputs (average bpd)(4)	18,009	17,316	18,156	16,523
West Texas marketing margin per barrel	$1.24	$2.67	$2.12	$2.56
Terminalling throughputs (average bpd)(5)	69,994	12,637	75,438	15,420

Retail Segment	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Number of stores (end of period)	361	373	361	373
Average number of stores	366	371	368	374
Retail fuel sales (thousands of gallons)	101,184	101,062	409,086	404,558
Retail fuel margin ($ per gallon)	$0.142	$0.138	$0.173	$0.146
Merchandise sales (in thousands)	$93,638	$90,389	$381,665	$378,166
Merchandise margin %	28.0%	29.6%	28.3%	29.3%
Change in same-store fuel gallons sold	(2.7)%	(2.5)%	(1.6)%	0.4%
Change in same-store merchandise sales	3.9%	0.8%	0.6%	3.4%

(1)
Sales volume includes 222 bpd and 1,277 bpd sold to the logistics segment during the three months and year ended December 31, 2013 and 1,420 bpd and 774 bpd during the three months and year ended December 31, 2012, respectively. Sales volume also includes sales of 1,616 bpd and 1,345 bpd during the three months and year ended December 31 2013 and 2,744 bpd and 2,920 bpd three months and year ended December 31, 2012, respectively, of intermediate products.

(2)
Sales volume includes 10,426 bpd and 8,200 bpd sold to the retail segment during the three months and year ended December 31, 2013, respectively, and 3,365 bpd and 2,958 bpd during the three months and year ended December 31, 2012, respectively. Sales volume excludes 17,717 bpd and 20,572 bpd of buy/sell activity during the three and year ended December 31, 2013 and 19,295 bpd and 11,763 bpd during the three and year ended December 3, 2012, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler, Texas, North Little Rock, Arkansas and Memphis and Nashville, Tennessee terminals. Throughput volumes at the Tyler, Texas terminal are for the period from July 27, 2013 through December 31, 2013. Prior to July 27, 2013, the logistics segment did not record revenue for throughput at the Tyler, Texas terminal.  Throughputs for the North Little Rock Terminal are for the 69 days Delek operated the terminal following its acquisition in October 2013. Throughputs for the Memphis and Nashville, Tennessee terminals for the year ended December 31, 2011 are for the 247 days Delek operated these terminals following their acquisition in April 2011.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870